Exhibit 10.25
Award Agreement
This Award Agreement (the “Agreement”) is entered into as of                     , 2007 (the “Grant Date”), by and between Sprint Nextel Corporation, a Kansas corporation (together with its direct and indirect subsidiaries, “Sprint”) and                     (the “Executive”), an employee of Sprint for the grant of options and restricted stock units with respect to Sprint’s common stock, Series 1, par value $2.00 per share (“Common Stock”).
In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.
1.	Defined Terms Incorporated from 1997 Long-Term Stock Incentive Program
Capitalized terms used in this Award Agreement and not defined herein shall have the meanings set forth in Sprint’s 1997 Long-Term Stock Incentive Program (the “Program”).
2.	Grant of Stock Options
Sprint hereby grants to the Executive under the Program options to buy                     shares of Common Stock at an exercise price of $                    per share (the “Option”). The Option becomes exercisable at a rate of 1/3rd of the total number of shares of Common Stock subject to purchase on each of the first three anniversaries of the Grant Date and expires on the 10th anniversary of the Grant Date (the “Expiration Date”). The Option is governed by the Program, and this Agreement hereby incorporates the Standard Terms of Options set forth in Section 6(g) of the Program except as provided in Section 4 below.
3.	Grant of Restricted Stock Units
Sprint hereby grants to the Executive under the Program                     restricted stock units (the “RSUs”). Each RSU represents the unsecured right to require Sprint to deliver to the Executive one share of Common Stock. With respect to 100% of the RSUs, the “vesting date” and “delivery date” is on the third anniversary of the Grant Date, subject to paragraph 4.02 below. The RSUs are governed by the Program, and this Agreement hereby incorporates the Standard Terms of Other Stock Unit Awards set forth in Section 9(c) of the Program except as provided in Section 4 below.
4.	Terms different from Standard Terms
4.01 Option vesting. The Option will vest as described in Section 2 above rather than the standard term set forth in Section 6(g)(v) of the Program.
4.02 Performance adjustment. Subject to discretion of the Human Capital and Compensation Committee of Sprint’s Board of Directors, the number of RSUs in Section 3 will be adjusted by multiplying that number by a payout percentage (from 0% to 200%) based on achievement of financial objectives relating to consolidated adjusted operating income before depreciation and amortization (OIBDA) margin during 2009 (excluding certain business segments) and cumulative free cash flow from operations during 2007 through 2009 (the “Performance Adjustment”). The Performance Adjustment will be made as of the vesting date after year end 2009. Cash dividends on the Common Stock, if any, underlying the Executive’s vested RSUs will be paid to the Executive as soon as practicable after completion of the Performance Adjustment. These cash dividends will be calculated by first adjusting the RSUs by the Performance Adjustment and then applying the dividend rate for each quarterly dividend for which the Executive held the RSUs, as adjusted, on each dividend record date.
4.03 Deferral of delivery not permitted. Executive will not have the ability to defer delivery of the RSUs under the provisions of Section 9(c)(ii) of the Program.
4.04 Acceleration and post-termination exercise period for the Option upon involuntary termination without Cause or resignation with Good Reason. In the event the employment of the Executive is terminated by Sprint without Cause, or the executive terminates employment for Good Reason (in each case as defined in the Employment Agreement dated as of                     between the Executive and Sprint, as may be amended from time to time (the “Employment Agreement”)), vesting on the Option will accelerate and the Option will remain exercisable for 12 months following the Executive’s termination of employment as provided under Section 9(b)(v) of such Employment Agreement rather than the standard term set forth in Section 6(g)(vi), but in no event beyond the Expiration Date.
4.05 Vesting for the RSUs in the event of involuntary termination without Cause or voluntary resignation with Good Reason. In the event the employment of the Executive is terminated by the Corporation without Cause, or the executive terminates employment for Good Reason (in each case as defined in the Employment Agreement), the vesting of the RSUs will accelerate and the RSUs will remain outstanding, subject to Section 4.02 above, and after applying the Performance Adjustment, the resulting shares underlying the RSUs will be delivered to the Executive in accordance with Section 4.02 above.
5.	Plan Information
Executive hereby acknowledges having read the 1997 Long-Term Stock Incentive Program Plan Information Statement dated March 2007. To the extent not inconsistent with the provisions of this Agreement, the terms of such information statement and the Program are hereby incorporated by this reference.

In Witness Whereof, Sprint has caused this Agreement to be executed by its duly authorized officer and the Executive has executed the same as of the Grant Date.

Sprint Nextel Corporation

By:
Authorized Officer

“Executive”